UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOTHEBY’S

(Name of the Registrant as Specified in its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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This filing contains a press release released by Third Point LLC (“Third Point”) on April 4, 2014.

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On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

FOR IMMEDIATE RELEASE

Third Point (NYSE: TPRE; LSE: TPOU LN) Urges Sotheby’s Stockholders to Support Its Slate of Independent and Highly Qualified Nominees: Vote the White Proxy Card Today!

NEW YORK, NEW YORK, April 4, 2014: Third Point released this letter to its fellow Sotheby’s shareholders, calling on them to vote for the Shareholder Slate Director Nominees Daniel S. Loeb, Harry J. Wilson, and Olivier Reza at this year’s Annual Meeting:

Dear Fellow Shareholders:

Sotheby’s (the “Company”) is a leading brand in the art and collectibles market. Despite strong global tailwinds from rising art prices and increasing consumption of luxury goods, Sotheby’s has lost market share in highly profitable areas like Contemporary Art while its margins have badly deteriorated. We believe the Company’s slide is a consequence of failed leadership by a Board of Directors who collectively own a scant 0.87% stake in the Company. Their lack of “skin in the game” has led to a dysfunctional corporate culture overly focused on short-term metrics such as auction volumes at the expense of long-term investment in key areas including: talent development and securing key relationships in the art world; maintaining and modernizing the entry and exhibition spaces at its headquarters; and technological infrastructure, both in terms of digital presence and database management. Most recently, Sotheby’s Board has spent shareholders’ money on legal shenanigans designed to disenfranchise them rather than on developing and articulating a clear long-term growth strategy. Third Point’s intention is to reinvigorate the Board with our Shareholder Slate – Daniel S. Loeb, Harry J. Wilson, and Olivier Reza – and to restore Sotheby’s to meet its substantial potential.

Sotheby’s current challenges are well-known consequences of poor corporate governance and malfunctioning board processes. Our view is that Sotheby’s sorely lacks innovation and creativity at its most senior levels and requires an infusion of leadership, accountability and transparency. The Company must fill the void at the top that has created a listless corporate culture characterized by disregard for shareholder interests, irresponsible cost expenditures, and many missed opportunities for growth.

Our diagnoses are not merely speculative. For example, Sotheby’s has repeatedly referred to 2013 as a “record year”. In fact, this statement is misleading and demonstrates the risk of having a Board asleep at the switch and disengaged from measures of profitability that drive shareholder value. While relative to Sotheby’s prior peak in 2007, the Company sold a greater dollar value of art, the much more meaningful metric is that it generated less revenue and spent more money to do so. The bottom line is that earnings per share were down 40% versus the prior peak. What does it say about a Board of Directors that trumpets a “record year” when profits are not even close? Why is the Board not asking itself the question many shareholders have – what is wrong with this picture?

Poor Corporate Governance: The Current Board Exhibits All the Symptoms of Entrenchment; the Shareholder Slate Will Bring Fresh Perspectives

Why does Sotheby’s need fresh, outsider perspectives on its Board to ask the tough questions? The entrenched Board’s current members average nearly 9 years of service, and even if their new nominees were elected the average tenure still would be 7 years. While time served is an important consideration, in our two decades as investors the most telling predictor we have found of a misaligned Board is a lack of stock ownership by the Directors. Viewed through this prism, the Sotheby’s Board fares abysmally. Together, the current Board owns only 0.87% of the outstanding common stock of Sotheby’s. Even that figure obscures the whole story –a significant portion of this tiny fraction was granted as part of the Board compensation package. During the same period that Third Point was accumulating our stake over the past twelve months, the two people on the Board who owned the most stock – including the Chief Executive Officer – actually sold shares. This should send a strong signal to shareholders that the Company’s key leadership does not share our optimism about Sotheby’s future.

A quick review of the entrenched Directors reveals each has the means to purchase stock. One can draw one’s own conclusion as to why only two of them own more than 60,000 shares. The result of this bizarre paradigm seems simple to us: the entrenched Directors have fundamentally different incentives from shareholders and their failure to focus on maximizing value explains why the Company has fallen behind.

The Poison Pill

Perhaps this paltry ownership stake explains the entrenched Board’s responses to Third Point’s attempts to improve the Company. In our October letter to the CEO, William Ruprecht, we suggested that Sotheby’s had not done enough to keep pace with its largest competitor in many arenas. While claiming to embrace a dialogue, the Board adopted a poison pill only two days after we delivered our letter. Pulling up the drawbridge with this legal relic showed shareholders that this Board’s paramount interest is in ensuring its members’ status rather than doing its job of maximizing stockholder value.

To be clear, Sotheby’s poison pill was not adopted, as one might expect, in the face of a hostile takeover or to prevent one. Third Point does not control and it is not our business to exercise control over any companies, which the Company knew. Unusually, Sotheby’s pill permits passive investors – those more likely to be supportive of the incumbent Board – to acquire up to 20% of the outstanding shares of Sotheby’s, while prohibiting non-supportive stockholders from acquiring more than 10%. The pill’s true purpose is painfully obvious: to attempt to prevent Third Point from having a say in the Boardroom. It is hard to understand the Board’s judgment that Sotheby’s shareholders should bear the substantial expense of a legal maneuver designed solely to keep Third Point from purchasing additional shares and representing its fellow owners on the Board.

On March 25, 2014, we filed a lawsuit asking the Delaware Court of Chancery to require the Company to redeem Sotheby’s poison pill in its entirety or, in the alternative, to enjoin the poison pill or allow us to acquire up to 20% of the Company’s outstanding shares without triggering the pill. On March 31st, the Court granted our request for expedited discovery and set a preliminary injunction hearing for April 25th, in advance of the planned May 6, 2014 stockholders’ meeting.

Failures of Leadership: Mismanagement and a Lack of Cost Discipline Have Hurt the Company and Its Shareholders

Why is Sotheby’s spending more money to achieve worse results? In 2009, the Company acknowledged that its expenses were too high to survive the global financial crisis and launched an aggressive $100 million cost reduction program. Yet, five years later, the culture of excess has returned. Sotheby’s is spending more than ever on agency direct costs, marketing, salaries, and G & A while returning lower earnings per share to investors.

Following our original critique about excessive expenditures, the Company announced a meager $22 million reduction resulting from its latest expense review. In an attempt to appease shareholders demanding accountability, management hastily discovered ~4% in savings out of roughly $600 million in annual spending. We believe this barely scratched the surface and focused primarily on “outside costs” – the lowest hanging fruit available. More than half of these savings came from cutting the marketing budget – a move that seems potentially unwise considering Sotheby’s current challenges in capturing market share – and from negotiating more favorable terms with its professional advisors. The Company seemingly failed to make any serious efforts to tackle the harder issues. For example, it did not appear to analyze its organizational structure meaningfully, including considering if the organization is overstaffed or has misallocated employees to less profitable areas, nor did it undertake any other serious effort to take a long-term look at the complete expense base.

We also believe that CEO remuneration is high given the size of the Company. CEO compensation of $6-7 million per year is awarded at luxury companies like Tiffany & Co., which is nearly four times the size of Sotheby’s. Beyond the compensation levels themselves, the CEO’s perquisites are throwbacks to a bygone era. He receives a $25k annual personal automobile allowance, his country club dues are paid for, and his financial planning fees are covered by shareholders.

Arguably the most distressing element of Sotheby’s compensation practices is its lack of transparency in communicating how these awards are determined, despite shareholders’ pleas for more information. The Company states in this year’s proxy that “disclosing certain performance goals would cause serious competitive harm,” making a vague excuse to shareholders’ cries for accountability. We are not aware of any unique aspect of Sotheby’s business that requires shrouding fundamentally important information about management compensation and believe shareholders should not stand for the Company awarding its legendarily generous compensation packages without transparency.

Finally, one of Sotheby’s key “cost” areas is the amount it spends to win consignments from collectors who are choosing between the Company and Christie’s. The Shareholder Slate recommends sharply curtailing the use of fractional commissions, where Sotheby’s splits a portion of the buyer’s premium with the seller to “win” the consignment. The idea seems to be that certain pieces are needed to headline an auction to create sufficient buzz so that buyers will attend and purchase other items. Is this really the most effective and profitable way to sell art? To us, that type of thinking reflects poorly on Sotheby’s view of art collectors in general and its clients in particular, and epitomizes management’s lack of focus on driving a more profitable business. Either way, there is no doubt that the unchecked use of this practice has significantly weighed on auction commission margins and requires a detailed review.

A Closer Appraisal: Growth Has Come from Market Tailwinds, Not From Many New Opportunities the Lackadaisical Board Has Overlooked

The Shareholder Slate believes that the strength of Sotheby’s reputation is the Company’s primary source of future income and growth and therefore our paramount consideration is how to enhance the brand. We believe the Company can grow substantially and become stronger over the long-term, a goal that is not mutually exclusive with having a more disciplined business in the short-term. In fact, we argue that a better managed business today will lead to more growth tomorrow as execution and accountability improve.

As a primary matter, we believe that Sotheby’s needs to articulate a strategy and vision. Sotheby’s sits at the very top of the luxury pyramid and, while its competitors are laser-

focused on the consumer experience and their brand, Sotheby’s appears indifferent. Compared to the hyper-articulated messages of its luxury peers, it is unintelligible: exactly what is Sotheby’s today?

We also believe that Sotheby’s has several clear opportunities for growth, including in online sales, auctions, adjacent areas, and brand extensions. We see several areas of opportunity available to the Company:

•	Invest in data technology to record private sale and auction inquiries to promote cross-selling, improve customer service, and increase volume. Once the tools are in place, Company employees must be managed effectively to drive cross-selling to capture a greater share of each customer’s relevant spending.
•	Invest in front-end technology to facilitate online sales, increase customer engagement, and burnish the Sotheby’s brand.
•	Invest in long-term talent development and cultivate numerous points of contact within Sotheby’s so that art buyers become clients of the Company, not just the individual salesperson.
•	Initiate a greater number of curated auctions and exhibitions to leverage Sotheby’s client base and relationships.
•	Use its trusted position as advisor to engage in both auction and private sales to represent artists’ estates.
•	Use its capital more aggressively, sometimes jointly with trusted partners, to secure works for private sale and auction.
•	More aggressively seek to monetize Sotheby’s deep intellectual property in its core markets through more active financing and principal investing.
•	Develop a robust approach to smaller transactions to compete more effectively with Christie’s.

Beyond these initiatives, Sotheby’s should focus on holding more auctions and improving volumes by capturing a greater slice of the addressable market. The market for fine art is $65 billion annually while for fine jewelry, it is $240 billion, and for fine wine, $10 billion. Sotheby’s is achieving only about $6 billion in sales across more than 70 collecting categories. We see an enormous opportunity for the Company to capture a greater share of the primary and secondary markets for desirable luxury products through better tools, improved management, and increased accountability.

Likewise, while we applaud the Company’s recent forays into lucrative private sales and securitized lending, its “toe-in” approach is consistent with this passive Board’s overall slow-growth policies. The opportunities are substantial. In private sales alone, gallery financial figures show some gallerists generating over $1 billion in sales annually, giving just a glimpse into the magnitude of the potential opportunity. Similarly, secured lending is highly accretive if financed properly and with the excess capital sitting on its balance sheet, the Company should be able to grow this business easily. Unsurprisingly, Sotheby’s current strategy is unclear in both of these areas.

Finally, we believe Sotheby’s can capitalize on brand extension opportunities, including doing more to show and promote emerging artists. This business looks particularly promising in its three current locations, but once again, plans for this segment’s growth lack clarity and targets. For example, how are artists chosen? How does the Company leverage its catalogue, magazine, website, clients, and auctions to promote them?

While there are many exciting opportunities for growth, it is clear that no one at the Company is motivated to pursue them nor held accountable for failure to do so.

The Benefits of Shareholder Involvement Are Clear: Sotheby’s Has Already Taken Steps Prompted by Third Point and Without Continued Collaboration, Progress Will Stall

Events since Third Point announced its involvement have demonstrated that this Board and management are reactive rather than visionary. Direct lines can be drawn between Third Point’s demands and Sotheby’s long overdue actions: reconsidering capital allocation policies, reviewing strategy and business practices, examining the cost base and current strategy, committing to monetize its real estate in 2014, and hiring a new CFO.

The Company itself acknowledged Third Point’s contributions to improving its condition in its February 27, 2014 press release. Sotheby’s further admitted – but since confusingly contradicted – that Mr. Loeb’s contributions were of such value that they had offered him a spot on the Board.

The Company’s recent assertion that our other nominees would not add relevant expertise is a baffling conclusion since (with the exception of Mr. Loeb) the Board failed even to interview them or return phone calls. It seems to us a basic Board duty to engage with shareholder nominees. We doubt that the Directors could possibly understand the breadth and depth of our nominees’ relevant experience without ever meeting them. This dereliction of an essential duty – to evaluate potential directors fully – again demonstrates this Board’s lethargic approach to diligence and fact-gathering. We believe it is emblematic of the flimsy process and lack of rigor they seem to bring to their service.

We are confident that our nominees – Daniel S. Loeb, Harry J. Wilson, and Olivier Reza – bring expertise and fresh perspectives necessary to continue to move Sotheby’s forward. They will bring long-term thinking and a much-needed sense of urgency to the Board. Third Point has delivered benefits to Sotheby’s shareholders already and can be counted on to create future value for all of our fellow owners. We ask for your support for each of these nominees by voting your WHITE proxy card today.

Thank you for your continuing support.

Daniel S. Loeb

Third Point LLC

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About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing $14.0 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

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REMEMBER: We urge you NOT to sign any Green proxy card sent to you by Sotheby’s. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.